SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
               TO RULES 13d-1(b), (c) and (d) AND AMENDMENTS FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 2)*



                                 OfficeMax, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                 Common Stock, no par value ("OfficeMax Shares")
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    67622M108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 29, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

                               Rafael Robles Miaja
                     Franck, Galicia, Duclaud y Robles, S.C.
                                  Torre Optima
                                   Tercer Piso
                         Avenida Paseo de las Palmas 405
                          Colonia: Lomas de Chapultepec
                                11000 Mexico D.F.
                                     MEXICO
                           Telephone: 011-525-540-9200
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ] Rule 13d-1(b)
          [X] Rule 13d-1(c)
          [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 67622M108                                           Page 2 of 15 Pages

   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Carlos Slim Helu

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) |_|
                                                                      (b) |_|

   3     SEC USE ONLY


   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                              5    SOLE VOTING POWER

                                   0
         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                  16,800,000 OfficeMax Shares (See Item 4(c))
           EACH
         REPORTING            7    SOLE DISPOSITIVE POWER
          PERSON
           WITH                     0

                              8    SHARED DISPOSITIVE POWER

                                   16,800,000 OfficeMax Shares (See Item 4(c))

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         16,800,000 OfficeMax Shares (See Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
                                                                             [ ]

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         14.9% (See Item 4(b))

  12     TYPE OF REPORTING PERSON*

         IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 67622M108                                           Page 3 of 15 Pages

   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Carlos Slim Domit

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) |_|
                                                                      (b) |_|

   3     SEC USE ONLY


   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                              5    SOLE VOTING POWER

                                   0
         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                  16,800,000 OfficeMax Shares (See Item 4(c))
           EACH
         REPORTING            7    SOLE DISPOSITIVE POWER
          PERSON
           WITH                     0

                              8    SHARED DISPOSITIVE POWER

                                   16,800,000 OfficeMax Shares (See Item 4(c))

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         16,800,000 OfficeMax Shares (See Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
                                                                             [ ]

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         14.9% (See Item 4(b))

  12     TYPE OF REPORTING PERSON*

         IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 67622M108                                           Page 4 of 15 Pages

   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Marco Antonio Slim Domit

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) |_|
                                                                      (b) |_|

   3     SEC USE ONLY


   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                              5    SOLE VOTING POWER

                                   0
         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                  16,800,000 OfficeMax Shares (See Item 4(c))
           EACH
         REPORTING            7    SOLE DISPOSITIVE POWER
          PERSON
           WITH                     0

                              8    SHARED DISPOSITIVE POWER

                                   16,800,000 OfficeMax Shares (See Item 4(c))

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         16,800,000 OfficeMax Shares (See Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
                                                                             [ ]

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         14.9% (See Item 4(b))

  12     TYPE OF REPORTING PERSON*

         IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 67622M108                                           Page 5 of 15 Pages

   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Patrick Slim Domit

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) |_|
                                                                      (b) |_|

   3     SEC USE ONLY


   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                              5    SOLE VOTING POWER

                                   0
         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                  16,800,000 OfficeMax Shares (See Item 4(c))
           EACH
         REPORTING            7    SOLE DISPOSITIVE POWER
          PERSON
           WITH                     0

                              8    SHARED DISPOSITIVE POWER

                                   16,800,000 OfficeMax Shares (See Item 4(c))

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         16,800,000 OfficeMax Shares (See Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
                                                                             [ ]

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         14.9% (See Item 4(b))

  12     TYPE OF REPORTING PERSON*

         IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 67622M108                                           Page 6 of 15 Pages

   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Maria Soumaya Slim Domit

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) |_|
                                                                      (b) |_|

   3     SEC USE ONLY


   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                              5    SOLE VOTING POWER

                                   0
         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                  16,800,000 OfficeMax Shares (See Item 4(c))
           EACH
         REPORTING            7    SOLE DISPOSITIVE POWER
          PERSON
           WITH                     0

                              8    SHARED DISPOSITIVE POWER

                                   16,800,000 OfficeMax Shares (See Item 4(c))

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         16,800,000 OfficeMax Shares (See Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
                                                                             [ ]

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         14.9% (See Item 4(b))

  12     TYPE OF REPORTING PERSON*

         IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 67622M108                                           Page 7 of 15 Pages

   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Vanessa Paola Slim Domit

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) |_|
                                                                      (b) |_|

   3     SEC USE ONLY


   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                              5    SOLE VOTING POWER

                                   0
         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                  16,800,000 OfficeMax Shares (See Item 4(c))
           EACH
         REPORTING            7    SOLE DISPOSITIVE POWER
          PERSON
           WITH                     0

                              8    SHARED DISPOSITIVE POWER

                                   16,800,000 OfficeMax Shares (See Item 4(c))

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         16,800,000 OfficeMax Shares (See Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
                                                                             [ ]

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         14.9% (See Item 4(b))

  12     TYPE OF REPORTING PERSON*

         IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 67622M108                                           Page 8 of 15 Pages

   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Johanna Monique Slim Domit

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) |_|
                                                                      (b) |_|

   3     SEC USE ONLY


   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                              5    SOLE VOTING POWER

                                   0
         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                  16,800,000 OfficeMax Shares (See Item 4(c))
           EACH
         REPORTING            7    SOLE DISPOSITIVE POWER
          PERSON
           WITH                     0

                              8    SHARED DISPOSITIVE POWER

                                   16,800,000 OfficeMax Shares (See Item 4(c))

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         16,800,000 OfficeMax Shares (See Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
                                                                             [ ]

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         14.9% (See Item 4(b))

  12     TYPE OF REPORTING PERSON*

         IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 67622M108                                           Page 9 of 15 Pages

   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Inmobiliaria Carso, S.A. de C.V.

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) |_|
                                                                      (b) |_|

   3     SEC USE ONLY


   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                              5    SOLE VOTING POWER

                                   0
         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                  16,800,000 OfficeMax Shares (See Item 4(c))
           EACH
         REPORTING            7    SOLE DISPOSITIVE POWER
          PERSON
           WITH                     0

                              8    SHARED DISPOSITIVE POWER

                                   16,800,000 OfficeMax Shares (See Item 4(c))

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         16,800,000 OfficeMax Shares (See Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
                                                                             [ ]

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         14.9% (See Item 4(b))

  12     TYPE OF REPORTING PERSON*

         HC


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 67622M108                                          Page 10 of 15 Pages

   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Orient Star Holdings LLC

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) |_|
                                                                      (b) |_|

   3     SEC USE ONLY


   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

                              5    SOLE VOTING POWER

                                   0
         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                  16,800,000 OfficeMax Shares (See Item 4(c))
           EACH
         REPORTING            7    SOLE DISPOSITIVE POWER
          PERSON
           WITH                     0

                              8    SHARED DISPOSITIVE POWER

                                   16,800,000 OfficeMax Shares (See Item 4(c))

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         16,800,000 OfficeMax Shares (See Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
                                                                             [ ]

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         14.9% (See Item 4(b))

  12     TYPE OF REPORTING PERSON*

         HC


                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.

     (a)       Name of Issuer:

               OfficeMax, Inc.

     (b)       Address of Issuer's Principal Executive Offices:

               3605 Warrensville Center Road
               Shaker Heights, OH  44122

Item 2.

     (a)       Name of Persons Filing:

               This Statement is filed pursuant to Rule 13d-2(b) under the U.S. Securities Exchange Act of 1934, as amended, by the persons listed below (the "Reporting Persons").

               (1)

               Mr. Carlos Slim Helu, Mr. Carlos Slim Domit, Mr. Marco Antonio Slim Domit, Mr. Patrick Slim Domit, Ms. Maria Soumaya Slim Domit, Ms. Vanessa Paola Slim Domit and Ms. Johanna Monique Slim Domit (collectively, the "Slim Family"). The members of the Slim Family are beneficiaries of a Mexican trust which in turn owns all of the outstanding voting securities of Inmobiliaria Carso, S.A. de C.V. ("Inmobiliaria").

               (2)

               Inmobiliaria is a holding company with interests in the real estate industry, and is the sole member of Orient Star Holdings LLC ("Orient Star").

               (3)

               Orient Star is a holding company with portfolio investments in various companies.

     (b)       Address of Principal Business Office:
               (i) The principal business address for each member of the Slim Family is:
               Paseo de las Palmas 736
               Colonia Lomas de Chapultepec
               11000 Mexico D.F.
               Mexico

               (ii) Inmobiliaria's principal business address is:
               Insurgentes Sur #3500, PB-4
               Colonia Pena Pobre
               14060 Mexico D.F.
               Mexico

               (iii) Orient Star's principal business address is:
               1000 Louisiana Street
               Suite 565
               Houston, TX  77002

     (c)       Citizenship:

               Each member of the Slim Family is a Mexican citizen. Inmobiliaria is a sociedad anonima de capital variable organized under the laws of the United Mexican States, and Orient Star is a Delaware limited liability company.

     (d)       Title of Class of Securities:

               Common Stock, no par value.

     (e)       CUSIP Number:

               67622M108

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or check whether the person filing is a(n):

     (a)  [ ]   Broker or Dealer registered under Section 15 of the Act (15
                U.S.C. 78o)

     (b)  [ ]   Bank as defined in Section 3(a)(6) of the Act  (15 U.S.C. 78c)

     (c)  [ ]   Insurance Company as defined in Section 3(a)(19) of the Act
                (15 U.S.C. 78c)

     (d)  [ ]   Investment Company registered under Section 8 of the Investment
                Company Act (15 (U.S.C. 80a-8)

     (e)  [ ]   Person registered as an investment adviser  under Section 203 of the Investment Advisers Act of 1940
                (15 U.S.C. 80b-3) or under the laws of any state.

     (f)  [ ]   Employee Benefit Plan or Endowment Fund in accordance with
                Section 240.13d-1(b)(1)(ii)(F)

     (g)  [ ]   Parent Holding Company or Control Person in accordance with
                Section 240.13d-1(b)(ii)(G)

     (h)  [ ]   Savings Association as defined in Section 3(b) of the Federal
                Deposit Insurance Act (12 U.S.C. 1813)

     (i)  [ ]   Church Plan that is excluded from the definition of an
                investment company under Section 3(c)(14) of the Investment
                Company Act of 1940 (15 U.S.C. 80a-3)

     (j)  [ ]   Group in accordance with Section 240.13d-1(b)(1)(ii)(J)

Item 4.        Ownership

     (a)       Amount Beneficially Owned:

               As of December 29, 2000, (i) Orient Star directly owns 16,800,000 OfficeMax Shares, (ii) Inmobiliaria, as the sole member of Orient Star, is deemed to beneficially own indirectly the OfficeMax Shares owned directly by Orient Star, and (iii) the Slim Family, which owns all of the issued and outstanding voting securities of Inmobiliaria, is deemed to beneficially own indirectly the OfficeMax Shares deemed beneficially owned indirectly by Inmobiliaria and owned directly by Orient Star.

    (b)        Percent of Class:

               The OfficeMax Shares beneficially owned by the Reporting Persons constitute approximately 14.9% of the issued and outstanding OfficeMax Shares (based on the total number of OfficeMax Shares issued and outstanding as contained in the most recently available filing with the Securities and Exchange Commission).

     (c)       Number of Shares as to which such person has:

                  (i)  Sole power to vote or to direct the vote:
                       -0-
                 (ii)  Shared power to vote or to direct the vote:
                       16,800,000 OfficeMax Shares
                (iii)  Sole power to dispose or to direct the disposition of:
                       -0-
                 (iv)  Shared power to direct the disposition of:
                       16,800,000 OfficeMax Shares

Item 5.        Ownership of Five Percent or Less of a Class

               If this statement is being filed to report the fact    [  ]
               that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

               Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

               Not applicable.

Item 8.        Identification and Classification of Members of the Group

               Not applicable.

Item 9.        Notice of Dissolution of Group

               Not applicable.

Item 10.       Certification

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

* The Powers of Attorney dated January 14, 2000 and Joint Filing Agreement dated January 18, 2000, filed as exhibits to the Schedule 13G filed by the Reporting Persons with the Securities and Exchange Commission on May 19, 2000 are hereby incorporated herein by reference.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         Carlos Slim Helu

         --------------------------------
         Carlos Slim Domit                     By: /s/ Eduardo Valdes
                                                   --------------------------
         --------------------------------          Eduardo Valdes
         Marco Antonio Slim Domit                  Attorney-in-Fact
                                                   February 14, 2001
         --------------------------------
         Patrick Slim Domit

         --------------------------------
         Maria Soumaya Slim Domit

         --------------------------------
         Vanessa Paola Slim Domit

         --------------------------------
         Johanna Monique Slim Domit

         --------------------------------


         INMOBILIARIA CARSO, S.A. DE C.V.


         --------------------------------
         By: Alejandro Escoto
         Title: Attorney-in-Fact

         ORIENT STAR HOLDINGS LLC

         --------------------------------
         By: James M. Nakfoor
         Title: Manager